                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                    Under the Securities Exchange Act of 1934

                           K-TRON INTERNATIONAL, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   482730 10 8
                                 (CUSIP Number)

                                 AUGUST 9, 2001
             (Date of Event Which Requires Filing of This Statement)

                              Rory A. Greiss, Esq.
                                Kaye Scholer LLP
                                 425 Park Avenue
                            New York, New York 10022
                                 (212) 836-8261
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)
         /X/ Rule 13d-1(c)
         / / Rule 13d-1(d)

                                  SCHEDULE 13G
CUSIP NO. 482730 10 8                                          PAGE 2 OF 8 PAGES


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON

         The Ravenswood Investment Company, L.P.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         11-2474002
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                              (b) / /

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                   5.       SOLE VOTING POWER
  NUMBER OF
   SHARES                   57,900
BENEFICIALLY
 OWNED BY          -------------------------------------------------------------
    EACH           6.       SHARED VOTING POWER
  REPORTING
   PERSON                   0
    WITH           -------------------------------------------------------------
                   7.       SOLE DISPOSITIVE POWER

                            57,900
                   -------------------------------------------------------------
                   8.       SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         57,900
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                           / /
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.37%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IV, PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G
CUSIP NO. 482730 10 8                                          PAGE 3 OF 8 PAGES


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON


         Robotti & Company, Incorporated

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         11-2627501
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                              (b) / /

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                   5.       SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY                0
 OWNED BY          -------------------------------------------------------------
    EACH           6.       SHARED VOTING POWER
  REPORTING
   PERSON                   67,450
    WITH           -------------------------------------------------------------
                   7.       SOLE DISPOSITIVE POWER

                            0
                   -------------------------------------------------------------
                   8.       SHARED DISPOSITIVE POWER

                            67,450
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         67,450
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.77%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         CO, IV, BD
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G
CUSIP NO. 482730 10 8                                          PAGE 4 OF 8 PAGES




--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON

        Robert Robotti

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                              (b) / /

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   5.       SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY                0
 OWNED BY          -------------------------------------------------------------
    EACH           6.       SHARED VOTING POWER
  REPORTING
   PERSON                   125,350
    WITH           -------------------------------------------------------------
                   7.       SOLE DISPOSITIVE POWER

                            0
                   -------------------------------------------------------------
                   8.       SHARED DISPOSITIVE POWER

                            125,350
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         125,350
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             / /
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.15%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1(a).        NAME OF ISSUER.

                  K-Tron International, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Routes 55 & 553
                  P.O. Box 888
                  Pitman, New Jersey 08071-0888

ITEM 2(a).        NAME OF PERSONS FILING:

                  This statement is filed by:

                  (i)      The Ravenswood Investment Company,
                           L.P.("Ravenswood"), a New York limited partnership;

                  (ii) Robotti & Company, Incorporated ("Robotti & Company"), a New York corporation; and

                  (iii)    Robert Robotti ("Robotti"), a United States citizen.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal place of business for Ravenswood, Robotti & Company and Robotti is 52 Vanderbilt Avenue, New York, New York 10017.

ITEM 2(c).        CITIZENSHIP:

                  See Item 2(a).

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share (the "Common Stock").

ITEM 2(e).        CUSIP NUMBER:

                  482730 10 8

ITEM 3.

                  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.


                                PAGE 5 OF 8 PAGES

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ITEM 4.  OWNERSHIP:

         The Ravenswood Investment Company, L.P.

         (a)      Amount beneficially owned: 57,900 shares
         (b)      Percent of class: 2.37%
         (c)      Number of shares as to which such person has:
                  (i) Sole power to vote or to direct the vote: 57,900 shares
                  (ii)     Shared power to vote or to direct the vote: 0
                  (iii) Sole power to dispose or to direct the disposition of: 57,900 shares
                  (iv) Shared power to dispose or to direct the disposition of: 0

         Robotti & Company, Incorporated

         (a)      Amount beneficially owned: 67,450 shares
         (b)      Percent of class: 2.77%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote: 0
                  (ii) Shared power to vote or to direct the vote: 67,450 shares
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 67,450 shares

         Robert Robotti

         (a)      Amount beneficially owned: 125,350 shares
         (b)      Percent of class: 5.15%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote: 0
                  (ii) Shared power to vote or to direct the vote: 125,350 shares
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 125,350 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.


                                Page 6 of 8 Pages

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The Ravenswood Investment Company, L.P., a New York limited partnership, is an investment partnership.

         Robotti & Company, Incorporated, a New York corporation, is a registered broker-dealer.

         Robert Robotti, a United States citizen, is a director and the president and treasurer of Robotti & Company. Robert Robotti is also a general partner of Ravenswood.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 7 of 8 Pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   August 16, 2001


                                  THE RAVENSWOOD INVESTMENT
                                  COMPANY, L.P.

                                  By:      /s/ Robert Robotti
                                           -------------------------------------
                                           Name:    Robert Robotti
                                           Title:   General Partner


                                  ROBOTTI & COMPANY, INCORPORATED

                                  By:      /s/ Robert Robotti
                                           -------------------------------------
                                           Name:    Robert Robotti
                                           Title:   President and Treasurer



                                  By:       /s/ Robert Robotti
                                           -------------------------------------
                                           Name:    Robert Robotti




                                Page 8 of 8 Pages